EXECUTIVE SPECIAL BENEFIT AGREEMENT



            AGREEMENT made as of April 1, 1996, by and between

THE INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the

State of Delaware (hereinafter referred to as "Interpublic"), and

MARTIN PURIS (hereinafter referred to as "Executive"):

                       W I T N E S S E T H

            WHEREAS, Executive is in the employ of Interpublic and/or one or more of its subsidiaries (Interpublic and its subsidiaries being hereinafter referred to collectively as the "Corporation"); and

            WHEREAS, Interpublic and Executive desire to enter into an Executive Special Benefit Agreement which shall be supplementary to any employment agreement or arrangement which Executive now or hereafter may have with respect to Executive's employment by Interpublic or any of its subsidiaries;

            NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereto, intending to be legally bound, agree as follows:

                            ARTICLE I

Death and Special Retirement Benefits

            1.01      SECTION INTENTIONALLY OMITTED
            1.02 In lieu of Executive's rights with respect to a bonus as set forth in Section 4.03 of the Employment Agreement made as of August 11, 1994 by and among Interpublic, Ammirati & Puris Inc. and Executive, which rights Executive hereby expressly waives, the Corporation shall provide Executive with the following benefits contingent upon Executive's compliance with all the terms and conditions of this Agreement and Executive's satisfactory completion of a physical examination in connection with an insurance policy on the life of Executive which Interpublic or its assignee (other than Executive) proposes to obtain and own.
       1.03 If, during a period of employment by the Corporation which is continuous from the date of this Agreement, Executive shall die while in the employ of the Corporation, the Corporation shall pay to such beneficiary or beneficiaries as

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Executive shall have designated pursuant to Section 1.07 (or in the absence of such designation, shall pay to the Executor of the Will or the Administrator of the Estate of Executive) survivor income payments of Three Hundred Thousand Dollars ($300,000) per annum for fifteen years following Executive's death, such payments to be made on January 15 of each of the fifteen years beginning with the year following the year in which Executive dies.
            1.04      If, after a continuous period of
employment from the date of this Agreement, Executive shall retire from the employ of the Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs on or after Executive's sixty-fifth birthday, the Corporation shall pay to Executive special retirement benefits at the rate of Three Hundred Thousand Dollars ($300,000) per annum for fifteen years beginning with the calendar month following Executive's last day of employment, such payments to be made in equal monthly installments.
            1.05      If, after a continuous period of
employment from the date of this Agreement, Executive shall retire, resign, or be terminated from the employ of the Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs on or after Executive's sixty-third birthday but prior to Executive's sixty-fifth birthday, the Corporation shall pay to Executive special retirement benefits at the annual rates set forth below for fifteen years beginning with the calendar month following Executive's last day of employment, such payments to be made in equal monthly installments:

Last Day of Employment                         Annual Rate
On or after 63rd birthday but
prior to 64th birthday                         $ 230,000

On or after 64th birthday but
prior to 65th birthday                         $ 265,000


            1.06      If, following such termination of
employment, Executive shall die before payment of all of the installments provided for in Section 1.04 or Section 1.05, any remaining installments shall be paid to such beneficiary or beneficiaries as Executive shall have designated pursuant to
Section 1.07 or, in the absence of such designation, to the Executor of the Will or the Administrator of the Estate of Executive.

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            1.07      For purposes of Sections 1.03, 1.04 and
1.05, or any of them, Executive may at any time designate a beneficiary or beneficiaries by filing with the chief personnel officer of Interpublic a Beneficiary Designation Form provided by such officer. Executive may at any time, by filing a new Beneficiary Designation Form, revoke or change any prior designation of beneficiary.

            1.08 If Executive shall die while in the employ of the Corporation, no sum shall be payable pursuant to Sections
1.04, 1.05, 1.06, 2.01, 2.02 or 2.03.

            1.09 In connection with the life insurance policy referred to in Section 1.02, Interpublic has relied on written representations made by Executive concerning Executive's age and the state of Executive's health. If said representations are untrue in any material respect, whether directly or by omission, and if the Corporation is damaged by any such untrue representations, no sum shall be payable pursuant to Sections 1.03, 1.04, 1.05, 1.06, 2.01, 2.02 or 2.03.

            1.10 It is expressly agreed that Interpublic or its assignee (other than Executive) shall at all times be the sole and complete owner and beneficiary of the life insurance policy referred to in Sections 1.02 and 1.09, shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without the knowledge or consent of Executive or Executive's designated beneficiary or any other person and that neither Executive nor Executive's designated beneficiary nor any other person shall have any right, title or interest, legal or equitable, whatsoever in or to such policy.


                            ARTICLE II

Alternative Deferred Compensation

            2.01 If Executive shall, for any reason other than death, cease to be employed by the Corporation on a date prior to Executive's sixty-third birthday, the Corporation shall, in lieu of any payment pursuant to Article I of this Agreement, compensate Executive by payment, at the time and in the manner specified in Section 2.02, of the sum of One Million Five Hundred Thousand Dollars ($1,500,000). Such payment shall be conditional upon Executive's compliance with all the terms and conditions of this Agreement and shall be made without any payment of interest. However, if such cessation of employment is made at the behest of the Corporation without "cause" as defined below, or at the behest of Executive for "good reason" as defined in Section 6.02 of his Employment Agreement dated August 11, 1994, then the payment called for by this section 2.01 shall be made with

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interest at the prime rate plus 1%, adjusted and compounded semi-annually during the period from April 1, 1996 until the date of payment. For purposes of this section, "cause" shall be defined as follows:
            (i) the conviction of, or pleading guilty or no contest to, a felony or crime involving moral turpitude; or
            (ii) the willful and continued failure of the Executive to substantially perform his duties to Interpublic or one of its affiliates (other than any such failure resulting from physical or mental disability), after written demand for substantial performance is delivered to Executive by the Board of Directors (the "Board") of Interpublic, which demand the Board subsequently determines in good faith has not been satisfactorily responded to by the Executive.
            2.02      The compensation payable under Section
2.01 shall be paid in one lump sum in the month following the month in which Executive is no longer in the employ of the Corporation.
            2.03 If Executive dies prior to receiving the payment in accordance with the provisions of Section 2.02, said payment shall be paid to the Executor of the Will or the Administrator of the Estate of Executive.
            2.04 It is understood that none of the payments made in accordance with this Agreement shall be considered for purposes of determining benefits under the Interpublic Pension Plan, nor shall such sums be entitled to credits equivalent to interest under the Plan for Credits Equivalent to Interest on Balances of Deferred Compensation Owing under Employment Agreements adopted effective as of January 1, 1974 by Interpublic.

                           ARTICLE III
Nonsolicitation of Clients or Employees
            3.01 Following the termination of Executive's employment hereunder for any reason, Executive shall not for a period of twelve months from such termination either (a) solicit any employee of the Corporation to leave such employ to enter the employ of Executive or of any corporation or enterprise with which Executive is then associated or (b) solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the advertising, public relations, sales promotion or market research business of any advertiser for which the Corporation had actively performed services for compensation during the 180-day period immediately prior to Executive's termination, or to whom the Corporation had made a substantive presentation during such period seeking such advertiser's business.

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                            ARTICLE IV

Assignment

            4.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Interpublic. Neither this Agreement nor any rights hereunder shall be subject in any matter to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge by Executive, and any such attempted action by Executive shall be void. This Agreement may not be changed orally, nor may this Agreement be amended to increase the amount of any benefits that are payable pursuant to this Agreement or to accelerate the payment of any such benefits.


                            ARTICLE V

Contractual Nature of Obligation

            5.01 The liabilities of the Corporation to Executive pursuant to this Agreement shall be those of a debtor pursuant to such contractual obligations as are created by the Agreement. Executive's rights with respect to any benefit to which Executive has become entitled under this Agreement, but which Executive has not yet received, shall be solely the rights of a general unsecured creditor of the Corporation.


                            ARTICLE VI

Applicable Law

            6.01      This Agreement shall be governed by and
construed in accordance with the laws of the State of New York.


                       THE INTERPUBLIC GROUP OF COMPANIES, INC.



                      By______________________________________
                                    C. KENT KROEBER



                        ______________________________________
                                      MARTIN PURIS
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